Exhibit 14.0

SI FINANCIAL GROUP, INC.

CODE OF ETHICS AND BUSINESS CONDUCT

This Code of Ethics and Business Conduct represents an overview of the corporate policies that should govern the actions of all employees, officers and directors of SI Financial Group, Inc. and its subsidiaries. It is not a replacement for policies and procedures that address the specifics of our business or which may impose stricter or more detailed requirements. No code of conduct can cover every potential situation. It is, therefore, your responsibility to apply the principles set forth in this Code in a responsible fashion and with the exercise of good business judgment.

Certain parts of this Code may apply specifically to “executive officers.” Executive officer means a member of the Company’s or its subsidiaries’ management so designated by resolution of the Board of Directors.

The policies and procedures contained in this Code of Business Conduct do not constitute a legal contract and may be changed, modified or discontinued from time to time without notice (except as required by law) and in the sole discretion of SI Financial Group, Inc. Failure to adhere to these policies and procedures may result in disciplinary action up to and including dismissal.

Except as otherwise provided by written agreement or applicable law, persons employed by the Company or its subsidiaries are employed at will, and the Company reserves the right to take employment action, including termination, at any time for any reason without notice.

TABLE OF CONTENTS

Financial Policies	3

Political Contributions and Activities	4

Conflicts of Interest	4

Accepting Gifts and Gratuities	5

Corporate Opportunities	5

Equal Employment Opportunity, Harassment and Sexual Harassment	6

Illegal and Impairing Substances	7

Workplace Violence	7

Marketing Practices and Antitrust	7

Computer Networks, Voice Mail, E-Mail and the Internet	8

Confidential Information	9

Examinations, Government Investigations and Litigation	11

Detailed Policies and Procedures	11

Administration of the Code of Business Conduct	11

Contacts	14

NOTE: Throughout the Code of Business Conduct, the term “Company” refers to SI Financial Group, Inc. and/or the affiliate or subsidiary in which an employee works, depending on context.

Financial Policies

Use of Company Assets

The Company’s assets are to be used exclusively in the pursuit of the Company’s business except for minimal personal use authorized by your supervisor in accordance with other Company policies. The Company’s assets include equipment, facilities, supplies, services such as telephones and computer networks, and the time and efforts of its employees. You should not use Company assets for personal gain or convenience, or make Company assets available for the gain or convenience of anyone else, or for any purpose other than conducting the Company’s business unless you have management authorization to do so.

Authority to Make Commitments

Only specific employees are authorized to make financial or other commitments on behalf of the Company. Commitments might be such things as approving a loan or other extension of credit, ordering equipment or materials, authorizing business travel, approving payment of an invoice or expense report, authorizing budgets or budget overruns, signing leases or other contracts, selling Company assets, settling litigation or other claims, borrowing money, setting compensation or employee benefits, making charitable contributions and other transactions. These authorizations are in writing and are governed by corporate policies. You should not make a Company commitment unless you have the authority to do so.

Bribes and Other Illegal Corporate Payments

The use of Company funds for payments to any individual, company or organization for the purpose of obtaining favorable treatment in securing business or other special considerations is prohibited. This policy does not prohibit normal and customary business expenses such as reasonable entertainment, trade organization dues or similar expenses that are allowed by applicable Company policies, which must be properly reported on an appropriate expense report form.

Relations with Government Employees

The U.S. government has various regulations prohibiting government personnel from accepting entertainment, gifts, gratuities or other business courtesies that may be acceptable in the private commercial sector. All Company employees who may have to make these sorts of judgments must understand and comply with the letter and intent of such regulations.

Integrity of Records and Reports

The Company’s accounting records are relied upon to produce reports to the Company’s management, shareholders, governmental agencies and other entities. All Company accounting records and reports produced from those records shall be kept and presented in accordance with the laws of each applicable jurisdiction and must accurately and fairly reflect in reasonable detail the Company’s assets, liabilities, revenues and expenses.

Responsibility for accurate and complete financial records does not rest solely with the Company’s accounting employees. All employees involved in approving transactions, supplying supporting information for transactions and determining account classifications have responsibility for complying with our policies.

Reports to Management

The same high standards required in the Company’s external reporting apply to financial reports to management. Accruals and estimates included in internal reports (such as business plans, budgets and forecasts) shall be supported by appropriate documentation and based on good-faith judgment.

Payments and Disbursements

All payments made by or on behalf of the Company must be documented in the accounting records with appropriate approval(s) and an adequate description of the business purpose of the disbursement.

Cash Deposits and Bank Accounts

All cash received by the Company shall be promptly recorded in the accounting records and deposited in a bank account properly authorized by the Company. All bank accounts and other cash accounts shall be clearly and accurately recorded in the accounting records. No unrecorded accounts, funds or assets shall be established for any purpose.

Cooperation with Inquiries

Employees shall provide complete and accurate information in response to inquiries from the Company’s internal and outside independent auditors as well as the Company’s legal counsel.

Political Contributions and Activities

No Company funds or assets, including the work time of any employee, may be contributed, loaned or made available, directly or indirectly, to any political party or to the campaign of any candidate for a local, state or federal office.

Conflicts of Interest

You must carry out your professional responsibilities with integrity and with a sense of loyalty to the Company. You must avoid any situation that involves a possible conflict or an appearance of a conflict of interest between your personal interests and the interests of the Company. Knowingly acting in a manner that presents a conflict between your personal interests and the best interests of the Company is a violation of this Code.

A conflict of interest cannot be defined precisely, only illustrated. The basic factor that exists in all conflict situations is a division of loyalty between the Company’s best interests and the personal interest of the individual. Many, but not all, conflict situations arise from personal loyalties or personal financial dealings. It is impossible to list every circumstance giving rise to a possible conflict of interest, but the following illustrates the types of situations that may cause conflicts.

Family Members

A conflict of interest may exist when the Company does business with or competes with an organization in which a family member has an ownership or employment interest. “Family members” include a spouse, parents, children, siblings and in-laws. You may not conduct business on behalf of the Company with family members or an organization with which you or a family member is associated unless you receive prior written approval under this Code.

Ownership in Other Businesses

You cannot own, directly or indirectly, a significant financial interest in any business entity that does business with or is in competition with the Company unless you receive prior written approval under this Code. As a guide, “a significant financial interest” is defined as ownership by an employee and/or family members of more than 1% of the outstanding securities/capital value of a corporation or that represents more than 5% of the total assets of the employee and/or family members.

Outside Employment

Employees must keep outside business activities, such as a second job or self-employment, completely separate from the employee’s activities with the Company. Employees may not use Company assets, facilities, materials or services of other employees for outside activities unless specifically authorized by the Company, such as for certain volunteer work.

Disclosure Required - When in Doubt, Ask!

You should avoid any actual or apparent conflict of interest. Conflicts can arise unexpectedly and prompt disclosure is critically important. You must disclose existing or emerging conflicts of interest (including personal relationships that could reasonably be considered to create conflicts) to your manager and follow the guidance provided.

Accepting Gifts and Gratuities

Accepting Things of Value

Except as provided below, you may not solicit or accept for yourself or for a third party anything of value from anyone in return for any business, service or confidential information of the Company. Things of value include gifts, meals, favors, services and entertainment. The purpose of this policy is to ensure that the Company’s business is safeguarded from undue influence of bribery and personal favors.

The solicitation of and acceptance of things of value is generally prohibited by the Bank Bribery Act. Violations may be punished by fines and imprisonment.

Permitted Transactions

The following transactions are permitted and will be considered as exceptions to the general prohibition against accepting things of value:

Acceptance of gifts, gratuities, amenities or favors based on family or personal relationships when the circumstances make clear that it is those relationships, rather than the business of the Company, that are the motivating factors;

Acceptance of meals, refreshments, travel arrangements, accommodations or entertainment, all of a reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by the Company as a reasonable business expense if not paid for by another party;

Acceptance of advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars and similar items;

Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers;

Acceptance of gifts of reasonable value related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, birthday or holiday; or

Acceptance of civic, charitable, education or religious organizational awards for recognition of service and accomplishment.

Other Transactions

If you are offered or receive something of value beyond what is permitted in this Code, you must obtain prior approval before you may accept or keep it. Transactions other than those described above may be approved so long as approval is consistent with the Bank Bribery Act. If you are at all uncertain as to whether you may accept something of value, do not hesitate to ask.

Corporate Opportunities

Directors and officers of the Company stand in a fiduciary relationship to the Company. It is a breach of that relationship for any such person to take advantage of a business opportunity for his or her own personal profit or benefit when the opportunity is within the corporate powers of the Company and when the opportunity is of present or potential practical advantage to the Company, unless the Board of Directors knowingly elects not to avail itself of such opportunity and the director’s or officer’s participation is approved in advance by the Board. It is the policy of the Company that no director or executive officer appropriate a corporate opportunity without the consent of the Board of Directors.

Equal Employment Opportunity, Harassment and Sexual Harassment

Equal Employment Opportunity

It is the policy of the Company to provide equal employment opportunity in full compliance with all federal, state and local equal employment opportunity laws and regulations.

Harassment Prohibited

The Company is committed to providing a work environment where all employees work free from harassment because of race, color, religion, age, gender, sexual orientation, national origin, disability or any characteristic protected by applicable law. The Company will not tolerate harassment by employees, supervisors, customers or others. Our policy is essentially based on common sense: all employees should treat each other with respect and courtesy. Harassment in any form - including verbal and physical conduct, visual displays, threats, demands and retaliation - is prohibited.

What Constitutes Sexual Harassment

The Equal Employment Opportunity Commission has guidelines that define sexual harassment as unwelcome sexual advances, requests for sexual favors and other verbal or physical conduct of a sexual nature when:

•	Submission to such conduct is made either explicitly or implicitly a term or condition of an individual’s employment, or used as the basis for employment decisions affecting such individual; or

•	Such conduct creates an intimidating, hostile or offensive working environment.

Sexual harassment can involve either a tangible employment action or a hostile work environment. Sexual harassment includes physical or verbal intimidation, however slight. Lewd or vulgar remarks, suggestive comments, posters, pictures and calendars, pressure for dates and sexual favors, and unacceptable physical contact are examples of what can constitute harassment.

It is important to realize that what may not be offensive to you may be offensive to others. You should consider carefully the effect of words and actions on others, and should not assume that another employee’s failure to object means that the employee welcomes the behavior at issue.

The Company as a general matter does not seek to regulate the private social behavior of employees. However, intimate relationships between supervisors and employees whom they directly supervise are discouraged. Because of the undesirable workplace repercussions that they may have, any such ongoing relationship should be disclosed to the supervisor’s department head. All employees should understand that no one at the Company has the authority to offer job benefits or threaten job disadvantages based on the provision of sexual favors.

Sexual harassment also can occur among co-workers or result from behavior by contractors or other non-employees who have reason to interact with Company employees. Our policy extends to these circumstances as well.

Obligation to Report

Any employee who has reason to believe that he/she is being harassed must promptly report the harassment. The official procedure for reporting violations or suspected violations of this policy is located under the Heading “How to Report a Violation.” Do not allow an inappropriate situation to continue by not reporting it, regardless of who is creating the situation.

Investigations

As set forth in “Administration of the Code of Business Conduct,” the Company will promptly investigate allegations of harassment and, to the extent possible, conduct such investigations confidentially. Any employee who is found to have violated this policy is subject to discipline or discharge.

No Retaliation

The Company will not tolerate retaliation in any form against an employee who has, in good faith, reported an incident of harassment, and employees should not fear that such a report will endanger his/her job.

Illegal and Impairing Substances

You may not possess, use, sell, distribute or be under the influence of illegal drugs while on Company property or while conducting Company business anywhere. Such behavior is a violation of Company policy in addition to being a violation of the law.

When reporting for work and throughout the work day, you must be fit for duty at all times and, in particular, not pose a safety hazard to yourself or others through your use of alcohol or other legal, but impairing, substances.

Workplace Violence

The Company expressly prohibits any acts of violence or threats of violence by any Company employee against any other person in or about Company facilities or in connection with the conduct of Company business elsewhere at any time.

You are prohibited from possessing firearms while on Company property or while conducting Company business anywhere at any time unless authorized by the Company.

Marketing Practices and Antitrust

Marketing Practices

The Company’s products and services must be sold fairly and honestly. You should not attempt to take advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice. Many of the products and services provided by the Company and its subsidiary are subject to laws and regulations that specify the information that must be provided to the Company’s customers. It is the policy of the Company to comply fully with these disclosure requirements.

Antitrust

The antitrust laws are intended to foster free and open competition and it is important that the Company comply with the letter and the spirit of such laws. Agreements that reduce business competition are a core concern of the antitrust laws and violations may result in severe civil and criminal penalties to the Company and to individuals. Antitrust laws pertain to dealings with customers and suppliers as well as competitors.

In some cases, depending on the circumstances, the antitrust laws prohibit discussions among competitors about competitively sensitive subjects. The most serious antitrust violations are agreements among competitors that directly restrict competition among them.

These include agreements:

•	To raise, lower or stabilize prices;

•	To divide the areas in which they will do business or the customers they will serve; or

•	To refuse to deal with certain customers or suppliers.

Conduct intended to drive a competitor out of business may also violate antitrust laws. It is the policy of the Company to fully comply with all applicable antitrust laws.

Antitrust is a complex area of the law and violations have serious consequences for the Company and for individuals personally. The Company’s legal counsel should be consulted with any questions.

Computer Networks, Voice Mail, E-mail and the Internet

Many Company employees depend on access to computer networks, voice mail, e-mail and/or the Internet to do their jobs. These tools come with risks and responsibilities that all employees must understand and accept.

You must use these resources only for the business activities of the Company (except as described under “Authorized Uses” and:

•	Properly identify yourself in electronic communication;

•	Use only your own password and user ID to gain access to systems or data;

•	Accept full personal responsibility for the activities undertaken with your password and user ID;

•	Delete e-mail, voice mail and other electronic files in accordance with applicable record retention policies; and

•	Comply with the computer security policies of the Company and conduct yourself in a manner that protects the Company from damage, theft, waste and violations of the law, including:

•	Protecting against exposure to potentially destructive elements, intentional (viruses, sabotage, etc.) or unintentional (bugs); and

•	Protecting against unauthorized access to Company information or resources (hacking).

Company Property and Privacy

Computer networks and electronic communications systems, and all messages and log files generated on or handled by them (including back-up copies), are considered to be the property of the Company.

There should be no expectation of privacy in these electronic interactions. The Company may monitor the content of your electronic communications or monitor the content of server log files to review what Web sites or other Internet locations you have visited and what files you may have sent or received. Computer networks, e-mail systems, voice mail systems and server logs are monitored regularly to support routine and non-routine activities such as operations, maintenance, auditing, security and investigations. You should also keep in mind that, as a matter of law, the Company may be called upon to turn over this information to law enforcement and private litigants.

You may not intercept or disclose, or assist in intercepting or disclosing, electronic communications or Internet activity except as specifically provided above and only then with appropriate authorization.

Authorized Uses

Company computer networks, e-mail and voice mail systems and Internet access generally must be used only for Company business activities. Incidental personal use is permitted if it:

Does not preempt or interfere with any Company business activity or with employee productivity; and

Consumes only a trivial amount of Company resources.

Incidental personal use is subject to the same policies as business use.

Prohibited Uses

Under no circumstances should Company computer networks, e-mail and voice mail systems or Internet access be used:

For any illegal activity;

To communicate offensive sexual, racial or other remarks, jokes, slurs and obscenities;

For private business, commercial or solicitation activities;

For chain-letter communications of any kind;

For charitable endeavors that are not Company-sponsored or authorized, including any fundraising;

For gambling; or

For pornography.

Additional uses may be prohibited or limited by other provisions of this Code or by other Company policies.

Confidential Information

Many employees learn confidential Company information in the course of their jobs and use it to perform important functions. It is vitally important that all employees handle confidential information properly.

There are two major concerns:

Preventing the release of unauthorized or inappropriate information that might adversely affect the Company’s business; and

Avoiding violations of the law, particularly the securities laws relating to disclosure of material financial information before the information is made public.

What is Confidential Information?

What follows is not a complete list of what is considered to be confidential information, but it illustrates what is typically confidential unless it has been disclosed by the Company in a securities filing, press release, or other authorized formal or official public communication:

Financial results, budgets or forecasts;

Business plans, operating plans, strategy statements, memos, operating manuals, organizational charts and other internal communications;

Company investments, acquisitions or divestitures;

New products, processes or designs;

Whether a product or business is meeting financial or other expectations;

Business relationships or the terms of any business arrangement, including prices paid or received by the Company;

Customer data such as customer names and addresses or any confidential personal or business information of the customer;

Advertising and marketing plans and campaigns;

Wages and salaries, bonus or compensation plans, notices to employees or unannounced personnel changes; and

Personal information about any employee.

In general, if information about the Company has not been made public by the Company, it should be treated as confidential.

Non-Disclosure and Non-Use

You may not disclose to unauthorized persons or use for your own personal advantage or profit, or the advantage or profit of another, any confidential information that you obtain as a result of your position with the Company. This includes not only financial analysts and the press, but also business associates, family members and personal friends. It is a serious mistake to disclose such information to anyone simply because you are confident that that person will neither try to benefit from it nor disclose it to others.

Your obligations not to disclose the Company’s confidential information and not to use it for unauthorized purposes continue after your affiliation with the Company ends.

Privacy of Customer Information

The Company is entrusted with important information about individuals and businesses. It is essential that you respect the confidential nature of this information. The Company is legally obliged to protect the privacy of a consumer’s personal financial information. The Company’s privacy practices are set out in a privacy policy that is circulated to our customers and made available to the public. All employees are expected to adhere to the Company’s privacy policy.

Public Disclosures

You may be asked for information about the Company by the media, trade groups, consultants and others collecting information for various purposes. You should not make public statements on behalf of the Company or provide confidential information in response to external inquiries unless you have been authorized to do so.

Proper Disclosures

Some employees must disclose confidential Company information as a part of their job responsibilities. This policy on confidential information is not intended to prohibit such authorized disclosures.

A few examples of situations in which confidential information might properly be disclosed are:

Disclosure of operational data to vendors or consultants in connection with providing services to the Company;

Participation in legitimate and authorized industry surveys;

Providing data to governmental agencies as part of required filings; or

An authorized employee responding to media or financial analyst inquiries.

You should be certain that you understand what you have been authorized to disclose, and to whom, prior to disclosing any confidential information.

“Inside” Information and Insider Trading

You must not trade in the Company’s stock when you have material information about the Company that is not yet public. Material information is information that would reasonably be expected to either (1) affect the price of securities issued by the Company or (2) be important to an investor in deciding whether to buy, sell or hold securities issued by the Company. Furthermore, you must not communicate material non-public information to persons outside the Company so that they may profit from transactions in the Company’s securities.

The Company maintains a policy on insider trading that provides more complete guidance on this subject, including rules on trading in Company securities by executive officers, directors and employees who have access to certain financial information.

Engaging in insider trading, or providing confidential information that is used in insider trading, is illegal and can result in substantial fines and criminal penalties to you.

Examinations, Government Investigations and Litigation

Regulatory Examinations

The Company and its subsidiaries are subject to examination by federal banking regulators. It is Company policy to cooperate fully with the Company’s regulators.

Government Investigations

It is Company policy to cooperate with reasonable and valid requests by federal, state or local government investigators. At the same time, the Company is entitled to all the safeguards provided in the law for persons under investigation, including representation by counsel. Accordingly, if a government investigator requests an interview with you, seeks information or access to files, or poses written questions, he/she should be told that you must first consult with the Company’s legal counsel. You should immediately contact the Executive Vice President, Chief Financial Officer and Treasurer of Savings Institute Bank and Trust Company who will then provide advice as to further action.

Penalties

You should be aware that criminal sanctions could be imposed upon any person who submits false or misleading information to the government in connection with any regulatory examination or government investigation. Full cooperation and proper legal supervision of any response in connection with a regulatory examination or government investigation is essential from both corporate and individual viewpoints.

Litigation

In the event any litigation is begun or threatened against the Company, notify the Executive Vice President, Chief Financial Officer and Treasurer of Savings Institute Bank and Trust Company immediately, even if the action or threats appear to be without merit or insignificant.

Preservation of Records

All records relating to the business of the Company shall be retained as required by the Company’s record retention guidelines. Notwithstanding such guidelines, under no circumstances shall any records known to be the subject of or germane to any anticipated, threatened or pending lawsuit, governmental or regulatory investigation, or bankruptcy proceeding be removed, concealed or destroyed.

Detailed Policies and Procedures

This Code does not contain all of the policies of the Company or all of the details of the policies that are included. The Company has written policies and procedures that provide more information on some of the topics in this Code of Business Conduct.

Talk to your supervisor about the Company’s policies and procedures that you are responsible for following in your job and make sure that you have reviewed and understand them.

Administration of the Code of Ethics And Business Conduct

The Human Resources Director of Savings Institute Bank and Trust Company has the final responsibility for administration of this Code.

Every Employee Has an Obligation to:

Comply with this Code of Business Conduct, which prohibits violation of local, state,

federal or foreign laws and regulations applicable to our businesses, and requires compliance with all Company policies;

Be familiar with laws and Company policies applicable to his/her job and communicate them effectively to subordinates;

Ask questions if a policy or the action to take in a specific situation is unclear;

Be alert to indications and/or evidence of possible wrongdoing; and

Report violations and suspected violations of this Code of Ethics and Business Conduct to the appropriate person as described in “How to Report a Violation” and elsewhere in this Code.

The Company’s managers have a particular responsibility to notice and question incidents, circumstances and behaviors that point to a reasonable possibility that a violation of this Code has occurred. A manager’s failure to follow up on reasonable questions is, in itself, a violation of Company policy.

How to Ask a Question

Whenever possible, an employee should work with his/her immediate supervisor to get answers to routine questions.

If a supervisor’s answer does not resolve a question or if an employee has a question that he/she cannot comfortably address to his/her supervisor, he/she should go to the Human Resources Director.

Directors should bring any questions to the Chairman of the Audit Committee.

How to Report a Violation Involving Accounting, Internal Controls or Auditing Matters

Concerns regarding questionable accounting, internal control or auditing matters should be handled under the procedures for confidential, anonymous submissions established by the Audit Committee and set forth in Appendix A.

How to Report a Violation (other than Violations Involving Accounting, Internal Controls or Auditing Matters)

Any employee having information about a violation (or suspected violation) of this Code must promptly report the violation to Human Resources Director. If the violation involves the Human Resources Director, then the employee should report the violation by informing the Executive Vice President, Chief Financial Officer and Treasurer.

Follow-up to the Report of a Violation

The Human Resources Director may arrange a meeting with the employee to allow the employee to present a complete description of the situation. The Human Resources Director will take the matter under consideration, including undertaking any necessary investigation or evaluation of the facts related to the situation and, after consultation with the President, shall render a written decision, response or explanation as expeditiously as possible. Individuals who are alleged to be involved in a violation will not participate in its investigation.

Determining Whether a Violation Has Occurred

If the alleged violation of this Code concerns an executive officer or director, the determination of whether a violation has occurred shall be made by the Audit Committee of the Board of Directors, in consultation with the such external legal counsel as the Audit Committee deems appropriate.

If the alleged violation concerns any other employee, the determination of whether a violation has occurred shall be made by the President.

In determining whether a violation of this Code has occurred, the committee or person making such determination may take into account to what extent the violation was intentional, the materiality of the violation from the perspective of either the detriment to the Company or the benefit to the director, executive officer or employee, the policy behind the provision violated and such other facts and circumstances as they shall deem advisable.

Acts or omissions determined to be violations of this Code by other than the Audit Committee under the process set forth above shall be promptly reported by the President to the Audit Committee and by the Audit Committee to the Board.

Confidentiality

Reports of suspected violations will be kept confidential to the extent possible and consistent with the conduct of an appropriate investigation.

No Retaliation

Retaliation in any form against an employee who has, in good faith, reported a violation of this Code will not be tolerated.

Consequences of a Violation

Employees who violate this Code, or who fail to report violations of which they are aware or should be aware, will subject themselves to disciplinary action up to and including dismissal. Some violations may also result in civil liability and/or lead to criminal prosecution.

Prior Approvals

Whenever the requirement for prior approval appears in this Code, it means that a writing setting forth the pertinent facts of the situation under consideration shall be submitted according to the following process.

If a request for prior approval relates to an executive officer or director, the determination with respect to the approval shall be made by the Audit Committee of the Board of Directors, in consultation with such external legal counsel as the Audit Committee deems appropriate.

If a request for prior approval relates to any other employee, the determination shall be made by the President, unless the matter is quantitatively or qualitatively material or outside the ordinary course of business, in which case such determination shall be made by the Audit Committee.

All approvals (other than those approved by the Audit Committee) shall be promptly reported to the Audit Committee.

Waivers

You must request a waiver of a provision of this Code if there is a reasonable likelihood that your contemplated action will violate the Code.

If a waiver request relates to an executive officer or director, the determination with respect to the waiver shall be made by the Audit Committee of the Board of Directors, in consultation with such external legal counsel as the Audit Committee deems appropriate. Any waivers granted by such committee shall be submitted to the Board for ratification.

If a waiver request relates to any other employee, the determination shall be made by the President, unless the matter is quantitatively or qualitatively material or outside the ordinary course of business, in which case such determination shall be made by the Audit Committee.

All waivers of this Code (other than those approved by the Audit Committee) shall be promptly reported to the Audit Committee.

Waivers will not be granted except under extraordinary or special circumstances.

Any waivers of this Code for any executive officer or director of the Company must promptly be disclosed to stockholders.

Updates and Changes

This Code will be reissued from time to time to remind employees, officers and directors of its specifics and to make changes and clarifications based on experience and suggestions.

Contacts

To Ask Questions and/or to Report Violations

Key Contacts

Rheo A. Brouillard

President and Chief Executive Officer

(860) 456-6540

Brian J. Hull

Executive Vice President, Chief Financial Officer and Treasurer

(860) 456-6568

Laura L. Gervais

Vice President / Human Resources Director

(860) 456-6569

APPENDIX A

PROCEDURES FOR HANDLING COMPLAINTS REGARDING ACCOUNTING, INTERNAL CONTROLS AND AUDITING MATTERS

The Audit Committee of the Board of Directors of SI Financial Group, Inc. (the “Company”) hereby establishes the following procedures for:

The receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

The confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Submission

Any employee, shareholder, officer, director or other interested party who has any complaint or concern regarding any accounting, internal accounting controls or auditing matter relating to the Company (a “Reporting Individual”) may report such complaint or concern directly to the Audit Committee of the Board of Directors as follows:

Steven Townsend

c/o SI Financial Group, Inc.

803 Main Street

Willimantic, Connecticut 06226

Phone: (860) 208-6839

E-mail: Stownsend53@yahoo.com

The submission may be made anonymously and will be kept in confidence, except that the Audit Committee may report the matter (without identifying the source) to other members of the Board of Directors, the Chief Executive Officer, Chief Financial Officer and others within the Company who are responsible for investigating, evaluating, addressing or resolving the complaint or concern.

Under certain circumstances, the matter that forms the basis for such complaint or concern may be required to be reported to a federal or state governmental or regulatory authority or disclosed to shareholders or the public. In such cases, unless required by law, the identity of the Reporting Individual will not be disclosed without his or her consent.

Matters Covered by These Procedures

These procedures relate to complaints and concerns about questionable accounting, internal accounting controls or auditing matters involving the Company, including, without limitation, the following:

any fraud or misstatement or omission in any financial statement of, or other financial information published by the Company, including any report or document filed by the Company with the Securities and Exchange Commission or other governmental or regulatory authority;

any intentional error or misconduct in the preparation, evaluation, review or audit of any of the Company’s financial statements;

any fraud or misstatement or omission in the recording and maintaining of the financial records of the Company;

any weakness or deficiency in or noncompliance with the Company’s internal accounting controls;

any misrepresentation or false statement made to or by a senior officer or accountant regarding a matter contained in, or required to be contained in, the financial records, financial statements, financial reports or audit reports of the Company;

any deviation from full and fair reporting of the Company’s financial condition, results of operations or cash flows;

any effort to mislead, deceive, coerce or fraudulently influence any internal or independent accountant or auditor in connection with the preparation,

examination, audit or review of any financial statement or records of the Company; or

any other error, deficiency or weakness in the Company’s financial statements, internal controls, auditing procedures or financial records or reports.

Handling of Complaints

Upon receipt of a complaint or notice of the nature indicated above, the Chairman of the Audit Committee (the “Committee Chairman”) will report the matter to and consult with a responsible officer to ensure that he or she is fully apprised of the matter and will notify legal counsel of receipt of such complaint or notice. For purposes of these procedures, the responsible officer will be the Chief Financial Officer or such other officer of the Company as the Audit Committee may designate, either generally or with respect to a particular matter. Under the oversight of the Audit Committee, the responsible officer will conduct an investigation of the matter, summarize his or her findings and conclusions in a written report to the Audit Committee and legal counsel and promptly take, or cause to be taken, any action that may be required to resolve properly the matter which is the basis for the complaint or concern.

If the complaint or notice relates to a weakness or deficiency in any of the Company’s internal controls or accounting systems, the Chief Financial Officer (or other person designated by the Audit Committee) will oversee any necessary strengthening and/or correction of such weakness or deficiency. If the complaint or concern relates to a misstatement, error or omission in any of the Company’s financial statements, or in any report or other document filed by the Company with the Securities and Exchange Commission or other federal or state governmental or regulatory authority, the Chief Financial Officer or other person designated by the Audit Committee will oversee the prompt correction or restatement of such financial statement, report or document and, if necessary, will cause any and all amendments to any previously filed reports or documents which may be necessary to correct any such misstatement, error or omission to be filed with the Securities and Exchange Commission, or other federal or state government agency or regulatory authority. Any other matters reported will be addressed and resolved in accordance with law and the applicable accounting or auditing standards. The responsible officer will keep the Committee Chairman and legal counsel informed of his or her findings and progress throughout this process.

Upon completion of the investigation and any necessary corrective action, the responsible officer will prepare and submit to the Audit Committee a final report on the matter. The report will describe in reasonable detail the complaint or concern reported, the results of the investigation, the conclusions reached and any corrective action taken. If no corrective action was taken, the report will include an appropriate explanation to support the decision to take no action. The responsible officer will respond in writing to the person reporting the matter, advising such individual of the results of the investigation and of any corrective action taken or, if no such action was taken, the reasons why no action was taken. A copy of the final report, including all related materials, and response to the reporting individual will be delivered to legal counsel.

Retention of Complaints and Reports of Resulting Action

The Audit Committee will maintain a file of all complaints and concerns reported pursuant to these procedures, tracking their receipt, investigation, evaluation and resolution, and of the related reports issued in connection therewith, which summarize the results of the related investigation and any corrective action taken. Copies of all such materials will be retained in accordance with the Company’s document retention policy, but in any event, for a period of at least five

(5) years from the date on which the related complaint or concern was initially reported hereunder.

Legal Counsel and Other Experts

In discharging their responsibilities, the Audit Committee and the responsible officer may request and obtain assistance from members of the Company’s Accounting or Audit Departments, and may retain an independent accountant, independent legal counsel or other experts to assist in the investigation of the complaint or reported concern, the evaluation of the matter under investigation or determining and implementing the appropriate remedial or corrective action. The cost of retaining any such expert or experts shall be borne by the Company.

Protection of Reporting Individual

The Company will not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate, and it shall be a violation of Company policy for any person to take any such action, against any person by reason of his or her having made any such complaint, or having reported any such concern, in good faith pursuant to and in accordance with these procedures.